Exhibit 18.1

March 2, 2015

McDermott International, Inc.

757 N Eldridge Pkwy

Houston, TX 77079

Dear Sirs/Madams:

We have audited the financial statements of McDermott International, Inc. and subsidiaries (the “Company”) as of December 31, 2014 and 2013, and for each of the three years in the period ended December 31, 2014, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated March 2, 2015, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company’s election to change its method of accounting for defined benefit pension and other postretirement benefit plans costs during 2014. Note 1 to such financial statements contains a description of the adoption during the year ended December 31, 2014 of a change in accounting principle for recognizing actuarial gains and losses for its pension and postretirement benefit plans from an amortization method to immediate recognition. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.

Yours truly,

/s/ DELOITTE & TOUCHE LLP